Exhibit 4.170

Technical Support Agreement

Jointly signed by and between

Fortune Software (Beijing) Co., Ltd.

and

Shenzhen Ganlanren Investment & Management Co., Ltd.

April 2017

Beijing China

Contents

1 Definitions	2
2 Technical Support Service	3
3 Technical Support Service Fee	3
4 Representations and Warranties	3
5 Confidentiality	3
6 Governing Law and Liabilities for Breach of Contract	3
7 Dispute Resolution	4
8 Effectiveness and Term of Agreement	4
9 No Survival	4
10 Restriction on Transfer	4
11 Amendment to Agreement	5
12 Counterparts	5
13 Supplementary Provisions	5
Appendix I Contents of Technical Support Service	6
Appendix II Technical Support Fee	7

1

Technical Support Agreement

This Technical Support Agreement (hereinafter referred to as “Agreement”) is concluded and signed on April 20, 2017 in Beijing of the People’s Republic of China (hereinafter referred to as “China”) by and between:

Party A: Fortune Software (Beijing) Co., Ltd.

Registered address: Suite 07, 7/F, Building 2, 26, 28 and 30 Xuanwumenwai Street, Xicheng District, Beijing

Party B: Shenzhen Ganlanren Investment & Management Co., Ltd.

Registered address: Suite 201, Building A, 1 Qianwan First Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen.

Legal representative: Baodong Sun

Whereas:

1) Party A is a limited liability company organized and validly existing under the laws of China; it has expertise and resources in technical aspects involved in investment management and related businesses and provides technical support to Party B in the aforesaid service;

2) Party B is a limited liability company organized and validly existing under the laws of China and, in order to promote its expansion and development of business in the aforesaid service fields, employs Party A to provide technical support service related to such business.

The Parties, in the principles of cooperation in good faith, equality & mutual benefit and joint development, make and enter into an agreement as follows through friendly consultation in accordance with the provisions of related laws and regulations of China:

1 Definitions

For the purpose of this Agreement, the following terms shall have the meaning as set forth below:

1.1 Agreement means this Technical Support Agreement, the appendixes hereto and written documents made, in the form of officially signing written agreements, by the Parties hereto from time to time on amendment to, change of and supplementation to contents;

1.2 China means the People’s Republic of China and, for the purpose of this Agreement, excludes Hong Kong, Taiwan and Macao.

1.3 Date means a certain day in a certain month of a certain year; “within” and “no later than” a certain day in this Agreement include the given day.

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2 Technical Support Service

2.1 The contents of technical support service (“Service”): Party A agrees to provide, from the effective date hereof, to Party B related Service actually required by Party B and listed in Appendix I (“Appendix I”).

2.2 Exclusive Service provider: Party A serves as the exclusive Service provider of Party B. Without the written consent of Party A, Party B may not entrust other third parties to provide the Service listed herein.

3 Technical Support Service Fee

3.1 Amount and payment: Party B shall pay a certain amount to Party A annually pursuant to Appendix II as the technical support Service fee (“Service Fee”).

3.2 Reasonable expenditure: various reasonable expenditures related to the Service, other than the Service Fee, including but not limited to the expenses on traveling, board & lodging, transportation, communication, etc. which shall be collected by Party A from Party B in the actually incurred amount.

4 Representations and Warranties

4.1 Either Party hereby represents and warrants to the other Party as follows:

4.1.1 It has all necessary rights, powers and authorities to execute this Agreement and to perform all obligations and responsibilities hereunder;

4.1.2 The execution or performance hereof does not breach any significant contract or agreement to which such Party is a party, nor any significant contract or agreement binding on such Party or its assets.

5 Confidentiality

5.1 Without the prior consent of the Parties, any Party shall keep the contents hereof confidential and may not disclose the contents hereof to any other person or make any release of such contents. Notwithstanding the foregoing provisions in this Article 5, the provisions of this Article will not prohibit (i) any disclosure made pursuant to related laws of the United State, China or relevant countries or the rules of any stock exchange; (ii) any disclosed information that is publicly known, which is not caused by the default of the disclosing party; or (iii) any disclosure made by one party to its shareholders, legal counsels, accountants, financial advisers, or other professional advisers that have confidentiality obligations to such Party.

5.2 The Parties agree that this Article 5 shall remain effective, whether this Agreement is invalidated, amended, rescinded, or terminated or not.

6 Governing Law and Liabilities for Breach of Contract

6.1 The formation, validity, interpretation, and performance of the Agreement and the Dispute Resolution in connection herewith shall be governed by the laws of China.

6.2 If either Party hereto breaches the provisions hereof, fails to fully perform this Agreement, or makes any material concealment or major omission of fact, or makes any false representations and warranties herein, or fails to perform the warranties made thereby, such Party shall constitute breach of contract, and shall assume corresponding liabilities for breach of contract under law.

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7 Dispute Resolution

7.1 Any dispute arising out of the performance of this Agreement shall be resolved by the disputing Parties through friendly consultation; should the Parties fail to reach an agreement on dispute resolution within thirty (30) days after a Party proposes dispute resolution through consultation, any Party may submit related dispute to China International Economic and Trade Arbitration Commission to be arbitrated according to its then effective arbitration rules.

7.2 The dispute shall be submitted to Beijing Arbitration Center of China International Economic and Trade Arbitration Commission Beijing Arbitration Center and arbitrated in Beijing according to its then effective arbitration procedures; the arbitral tribunal shall have one (1) arbitrator, who shall be appointed by the chairman of China International Economic and Trade Arbitration Commission.

7.3 The award of the Arbitration Commission shall be final and binding on the Parties hereto. The arbitration cost (including but not limited to the arbitration fee and attorney’s fee) shall be borne by the losing party, unless otherwise provided for in the arbitration award.

8 Effectiveness and Term of Agreement

8.1 Effectiveness: this Agreement shall take effect immediately after being signed by Party A and Party B.

8.2 Term: the term of this Agreement shall be ten years, during which Party B may not cancel this Agreement.

8.3 Renewal: unless Party A gives a thirty (30) days’ notice to Party B on its intention not to renew this Agreement, the term hereof shall be automatically renewed for one-years terms thereafter upon the expiry hereof.

9 No Survival

9.1 Once upon the termination of this Agreement, Party A will assume no obligation to continue providing any service hereunder to Party B.

10 Restriction on Transfer

10.1 Without the prior written consent of the other Party hereto, no Party may transfer any right or obligation that it may have hereunder.

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11 Amendment to Agreement

11.1 The Parties shall faithfully perform this Agreement after it takes effect and any amendment hereto shall be invalid unless it is made in writing after the Parties reach a consensus through consultation and after Party A and Party B have respectively obtained necessary authorizations and approvals. The amendment agreement and supplementary agreement in connection herewith that have been duly executed by the Parties are an integral part hereof and have the same legal effect with this Agreement.

12 Counterparts

12.1 The original of this Agreement is made in duplicate (2 counterparts), with Party A and Party B each holding one copy, having the same legal effect.

13 Supplementary Provisions

13.1 The title and headings of this Agreement are for convenience only and may not affect the contents and interpretation of the body of the Agreement.

13.2 For any matter not stated herein, the Parties shall make and conclude a supplementary agreement as an appendix hereto, which shall constitute an integral part hereof and shall have the same legal effect with this Agreement.

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Appendix I Contents of Technical Support Service

To the extent permitted by law, the contents of technical support Service provided by Party A to Party B include:

(1) Providing technical support and professional training required by the business operation of Party B;

(2) Maintaining the computer system for Party B;

(3) Providing website design as well as the design, installation, debugging and maintenance of computer network system to Party B;

(4) Providing comprehensive security service for the website of Party B;

(5) Providing database support and software service;

(6) Providing other Services related to Party B’s operation;

(7) Providing labor support on the request of Party B, including but not limited to lending or dispatching related personnel (provided that Party B shall bear related labor cost); and

(8) Other Service contents as recognized by the Parties.

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Appendix II Technical Support Fee

The technical support Service Fee each year shall be 30% of the “profit” of Party B in such year. The “profit” of Party B in the year means the balance of total income of Party B in such year after deduction of routine or non-routine sales taxes, sales expenses, management expenses, financial expenses and other expenses, and such “profit” is the profit before the payment of other Service Fees specified in the Binding Agreements. Such fee shall be fixed by Party A and Party B in writing each quarter and shall be paid by Party B within three (3) months after the settlement date.

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This Agreement is signed by the following Parties on the date first written above.

Party A: Fortune Software (Beijing) Co., Ltd.

Official seal:

Authorized representative (signature):

Party B: Shenzhen Ganlanren Investment & Management Co., Ltd.

Official seal:

Authorized representative (signature):

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